Exhibit 99.1

Steve Madden Announces Acquisition of Almost Famous

LONG ISLAND CITY, N.Y., October 23, 2023 – Steven Madden, Ltd. (Nasdaq: SHOO) (the “Company” or “Steve Madden”), a leading designer and marketer of fashion footwear, accessories and apparel, today announced that it has completed the acquisition of privately held Almost Famous, a designer and marketer of women’s apparel. Almost Famous markets products under its own brands, primarily Almost Famous, as well as private label brands for various retailers. Almost Famous has also been the exclusive licensee of Madden NYC apparel since its launch in 2022. Almost Famous distributes its products to wholesale customers, including mass merchants, department stores, off-price retailers and chain stores within the United States. Almost Famous had revenue in the 12 months ended September 30, 2023 of approximately $163 million. The acquisition was completed for $52 million in cash, subject to a working capital adjustment, plus an earn-out provision based on future financial performance.

Edward Rosenfeld, Chairman and Chief Executive Officer of Steve Madden, commented, “We are pleased to further enhance our apparel platform with the acquisition of Almost Famous. With its expertise in junior apparel and strength in value-priced channels, Almost Famous is a strong complement to our existing Steve Madden apparel business, which is focused on contemporary styling and is primarily distributed in department stores and e-commerce retailers.”

Peter Kossoy and Robbie Regina, former owners and Co-Presidents of Almost Famous, added, “We are excited to join the Steve Madden family. We are proud of what we’ve built at Almost Famous and look forward to partnering with Steve Madden to take the business to new heights in the coming years.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo® and GREATS®, Steve Madden licenses footwear and handbag categories for the Anne Klein® brand. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, mass merchants, off-price retailers, shoe chains, online retailers, national chains, specialty retailers and independent stores. Steve Madden also directly operates brick-and-mortar retail stores and e-commerce websites. Steve Madden also licenses certain of its brands to third parties for the marketing and sale of certain products in the apparel, accessory and home categories. For local store information and the latest boots, booties, fashion sneakers, dress shoes, sandals, and more, please visit www.stevemadden.com, www.dolcevita.com and our other branded websites.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements regarding revenue and earnings guidance, plans, strategies, objectives, expectations and intentions. Forward-looking statements can be identified by words such as: “may”, “will”, “expect”, “believe”, “should”, “anticipate”, “project”, “predict”, “plan”, “intend”, “estimate”, or “confident” and similar expressions or the negative of these expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they represent the Company’s current beliefs, expectations, and assumptions regarding anticipated events and trends affecting its business and industry based on information available as of the time such statements are made. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which may be outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in these forward-looking statements. As such, investors should not rely upon them. Important risk factors include:

●	the Company’s ability to navigate shifting macro-economic environments, including but not limited to, inflation and the potential for recessionary conditions;
●	the Company’s ability to accurately anticipate fashion trends and promptly respond to consumer demand;
●	the Company’s ability to compete effectively in a highly competitive market;
●	the Company’s ability to adapt its business model to rapid changes in the retail industry;
●	supply chain disruptions to product delivery systems and logistics, and the Company’s ability to properly manage inventory;
●	the Company’s reliance on independent manufacturers to produce and deliver products in a timely manner, especially when faced with adversities such as work stoppages, transportation delays, public health emergencies, social unrest, changes in local economic conditions, and political upheavals as well as their ability to meet the Company’s quality standards;
●	the Company’s dependence on the retention and hiring of key personnel;
●	the Company’s ability to successfully implement growth strategies;
●	changes in trade policies and tariffs imposed by the United States government and the governments of other nations in which the Company manufactures and sells products;
●	the Company’s ability to adequately protect its trademarks and other intellectual property rights;
●	the Company’s ability to maintain adequate liquidity when negatively impacted by unforeseen events such as an epidemic or a pandemic, which may cause disruption to the Company’s business operations for an indeterminable period of time;
●	legal, regulatory, political and economic risks that may affect the Company’s sales in international markets;
●	changes in U.S. and foreign tax laws that could have an adverse effect on the Company’s financial results;
●	additional tax liabilities resulting from audits by various taxing authorities;
●	cybersecurity risks and costs of defending against, mitigating, and responding to data security threats and breaches impacting the Company;
●	the Company’s ability to achieve operating results that are consistent with prior financial guidance; and
●	other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake, and disclaims, any obligation to publicly update any forward-looking statement, including, without limitation, any guidance regarding revenue or earnings, whether as a result of new information, future developments, or otherwise.

Contact

Steven Madden, Ltd.

VP of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com

PR Director

Chad Evans

720-240-7935

chadevans@stevemadden.com